Exhibit 15.2

[Letterhead of Fangda Partners]

April 26, 2012

VanceInfo Technologies Inc. 文思信息技术有限公司

3/F Building 8, Zhongguancun Software Park, Haidian District

Beijing 100193, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information - D. Risk Factors” and “Item 4. Information on the Company - B. Business Overview” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2012. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners